CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated November 25, 2025, relating to the financial statements and financial highlights of City National Rochdale Strategic Credit Fund, which are included in Form N-CSR for the year ended May 31, 2025.

/s/Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
November 25, 2025